Exhibit 10.60

CA, INC. 2011 INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

[Participant Name] (“Optionee”)

Name of Optionee

Total Number of Shares Subject to Option Granted	[Number of Shares Granted]
Grant Date	[Grant Date]
Exercise Price	[Exercise Price]
Expiration Date	[Expiration Date]

THIS AGREEMENT, including without limitation Appendix A hereto, (this “Agreement”), dated as of the date set forth above and entered into by and between CA, Inc., a Delaware corporation (the “Company”) and the above-referenced Optionee, provides for the grant of a nonqualified stock option under the CA, Inc. 2011 Incentive Plan (the “Plan”). This Agreement incorporates by reference the terms of the Plan, and is subject to the terms of the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise provided in this Agreement, capitalized terms in this Agreement will have the meanings specified in the Plan.

1.	Grant of Option

The Company hereby grants to the Optionee an option (the “Option”) to purchase the number of shares of Common Stock set forth above at an exercise price per share set forth above which is equal to the Fair Market Value of such shares on the date the Option is granted (the “Grant Date”). The Option is not an “incentive stock option” within the meaning of Section 422 of the Code.

2.	Vesting of Option

The Option will vest with respect to 34% of the underlying shares of Common Stock on the first anniversary of the Grant Date and with respect to an additional 33% of the underlying shares of Common Stock on each of the second and third anniversaries of the Grant Date. Except as provided in Section 9 of this Agreement, the Option will expire and will not be exercisable after ten years from Grant Date (the “Expiration Date”). Notwithstanding the foregoing, the Company may extend the term of the Option to reflect certain securities trading blackouts that the Company may impose in order to comply with applicable laws.

3.	Exercise of Option

To the extent that the Option is exercisable, the Optionee may exercise the Option by delivering to the Company or its agent a properly executed exercise notice on a form approved by the Committee. The Company will not permit the exercise of the Option if the Company determines, in its sole and absolute discretion, that issuance of shares underlying the Option could violate any law or regulation.

In the event of the Optionee’s death, the Option may be exercised by the executor or administrator of a deceased Optionee’s estate, or by the person or persons to whom the Option has been transferred by the Optionee’s will or the applicable laws of descent and distribution, provided that the Company will be under no obligation to deliver shares underlying the Option unless and until the Company is satisfied that the person exercising the Option is the duly appointed executor or administrator of the deceased Optionee or the person to whom the Option has been transferred by the Optionee’s will or by the applicable laws of descent and distribution.

4.	Payment of Exercise Price

Payment of the exercise price of the Option may be made in cash or by certified check, bank draft, wire transfer or postal or express money order or any other form of consideration approved by the Committee. Alternatively, payment of the exercise price may be made by (a) delivering to the Company, or its agent, a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds with respect to the portion of the shares to be acquired upon exercise having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the exercise price being so paid and appropriate tax withholding, (b) tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Optionee for at least six months having a Fair Market Value on the date prior to the date of exercise equal to the applicable portion of the Exercise Price being paid, or (c) any combination of the foregoing. Payment of the exercise price of the Option must be made in full for all shares for which the Option is exercised at the time of such exercise, and no shares will be delivered until such payment is made. Notwithstanding the foregoing, a form of payment will not be available if the Company determines, in its sole and absolute discretion, that such form of payment could violate any law or regulation.

5.	Delivery of Shares

The Company will not be obligated to deliver any shares underlying the Option unless and until the Company is satisfied that (a) proper arrangements have been made with the Company for the payment of any applicable tax withholding obligations, (b) all requirements of all applicable laws have been met, (c) in the event the outstanding Common Stock is at the time listed upon any stock exchange, the shares to be delivered have been listed, or authorized to be listed, upon official notice of issuance upon the exchanges where it is listed, and (d) all legal matters in connection with the issuance and delivery of the shares have been approved by counsel of the Company. The Optionee will have no rights of a stockholder until the shares are actually delivered to the Optionee. Common Stock to be delivered upon the exercise of the Option may constitute an original issue of authorized stock or may consist of treasury stock.

6.	Transferability of Option

Except as provided below, the Option may not be transferred by the Optionee other than by will or the laws of descent and distribution and during the Optionee’s lifetime the Option may be exercised only by the Optionee. Notwithstanding the foregoing, the Option may be transferred by the Optionee to his or her family members or to one or more trusts for the benefit of such family members or to one or more limited partnerships in which such family members are the only partners; provided that (a) the Optionee does not receive any consideration for such transfer, (b) written notice of any proposed transfer and the details thereof will have been furnished to the Committee at least three days in advance of such transfer, and (c) the Committee consents to the transfer in writing. If the Option is transferred pursuant to this provision, it will continue to be subject to the same terms and conditions that were applicable to such Option immediately prior to transfer and the Option may be exercised by the transferee only to the same extent that the option could have been exercised by the Optionee had no transfer been made. For this purpose, the Optionee’s “family members” will include the Optionee’s spouse, children, grandchildren, parents, grandparents (whether natural, step, adopted or in-laws) siblings, nieces, nephews and grandnieces and grandnephews.

7.	Death or Termination of Employment Due to Disability

If the Optionee dies or incurs a Termination of Employment due to Disability while employed by or providing services to the Company, any portion of the Option that has not become exercisable as of the date of the Optionee’s death or Termination of Employment due to Disability will become exercisable in full and will remain exercisable (a) in the case of the Optionee’s death, by the estate of the deceased Optionee or the person given authority to exercise the Option by the Optionee’s will or by operation of law for a period of one year following the Optionee’s death, but not later than the expiration date of the Option; and (b) in the case of the Optionee’s Termination of Employment or Disability, by the Optionee for a period of one year following the Optionee’s Termination of Employment due to Disability, but not later than the Expiration Date.

8.	Other Termination of Employment

(a)	Except as otherwise provided in this Agreement or the Plan, upon the Retirement of the Optionee, the portion of the Option that is not exercisable as of the date of such Retirement will be forfeited as of the date of such Retirement and the portion of the Option that is exercisable as of the date of such Retirement must be exercised, if at all, within one year after the date of such Retirement, but in no event after the Expiration Date.

(b)	Except as otherwise provided in this Agreement or the Plan or in an employment agreement between the Optionee and the Company, upon the Optionee’s Termination of Employment, for reason other than death, Disability or Retirement, the portion of the Option that is not exercisable as of the Optionee’s Termination of Employment will be forfeited as of the Optionee’s Termination of Employment and the portion of the Option that is exercisable as of the Optionee’s Termination of Employment must be exercised, if at all, within 90 days after such Termination of Employment.

9.	Forfeiture and Recovery and Reimbursement of Option Gain

Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Option will be terminated and become null and void without consideration if the Optionee, as determined by the Committee in its sole discretion, engages in any Prohibited Activities (as defined in Appendix A).

If the Optionee engages in any of the Prohibited Activities, the Optionee shall, at the sole discretion of the Committee, forfeit any gain realized in respect of any Option that has been exercised within 12 months prior to the Optionee’s Termination of Employment (the “Affected Option”), which gain shall be deemed to be an amount equal to aggregate of the difference between the Exercise Price of the Affected Option and the corresponding Fair Market Value (as defined in the Plan), on the applicable exercise date, of the shares of Common Stock deemed delivered to the Optionee (including any shares sold or withheld to cover any portion of the payment of its exercise price and/or tax withholding). The Optionee shall repay such gain to the Company immediately after demand by the Company, but not later than ten days following such demand. The amount of the gain calculated pursuant to this Section 9 shall not take into account any taxes paid by or withheld from the Optionee in connection with the exercise of the Affected Option.

The foregoing provision will be applied in compliance with applicable laws, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the Optionee will be subject to such forfeiture and recovery and reimbursement policies that the Company or any of its Related Companies may establish to comply with such laws from time to time.

10.	Changes In Stock

The Option is subject to the adjustment provisions set forth in Sections 4.11, 5.3 and 5.4 of the Plan.

11.	Tax Withholding

As a condition to the delivery of any shares pursuant to the exercise of the Option, the Optionee is required to pay tax withholding obligations related thereto by:

(a)	payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations;

(b)	through any of the exercise price payment methods described in Section 4 of this Agreement; or

(c)	instructing the Company to withhold shares that would otherwise be issued on exercise having a Fair Market Value on the date of exercise equal to the applicable portion of the tax withholding obligations being so paid.

12.	No Guarantee of Employment or Service

The Option will not obligate the Company or any Related Company to retain the Optionee in its employ or service for any period.

13.	Governing Law; Severability; Choice of Law

This Agreement will be governed by the internal substantive laws, and not the choice of law rules, of the State of New York and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Agreement is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other provision of this Agreement or part thereof, each of which will remain in full force and effect. Any action related to this Agreement shall be brought exclusively in the federal or state courts of the State of New York, County of Suffolk. The Optionee will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over the Optionee in federal or state courts of the State of New York, County of Suffolk. The choice of forum set forth in this Section 13 shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.

14.	Acceptance and Acknowledgment

By accepting this Agreement, the Optionee:

(a)	accepts and acknowledges receipt of the Option which has been issued to the Optionee under the terms and conditions of the Plan;

(b)	acknowledges and confirms the Optionee’s acceptance and agreement to the collection, use and transfer, in electronic or other form, of personal information about the Optionee, including, without limitation, the Optionee’s name, home address, and telephone number, date of birth, social security number or other identification number, and details of all the Optionee’s shares held and transactions related thereto, by the Company and its Related Companies and agents for the purpose of implementing, administrating and managing the Optionee’s participation in the Plan, and further understands and agrees that the Optionee’s personal information may be transferred to third parties assisting in the implementation, administration and management of the Plan, that any recipient may be located in the Optionee’s country or elsewhere, and that such recipient’s country may have different data privacy laws and protections than the Optionee’s country;

(c)	acknowledges and confirms the Optionee’s consent to receive electronically this Agreement, the Plan and the related Prospectus and any other Plan documents that the Company is required to deliver;

(d)	acknowledges that a copy of the Plan and the related Prospectus is posted on the Company’s website and that the Optionee has access to such documents;

(e)	agrees to be bound by the terms and conditions of this Agreement and the Plan (including, but not limited to, Section 7.5 of the Plan, Section 9 of this Agreement and Appendix A to this Agreement), as may be amended from time to time;

(f)	agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions related to the Plan or this Agreement;

(g)	understands that neither Plan nor this Agreement gives the Optionee any right to employment or service with the Company or any Related Company and that the Option is not part of the Optionee’s normal or expected compensation; and

(h)	understands and acknowledges that the grant of the Option is expressly conditioned on the Optionee’s adherence to the terms of the applicable policies and procedures of the Company and its Related Companies.

15.	Entire Agreement

This Agreement and the Plan and, to the extent applicable to the Optionee, any written employment agreement between the Optionee and the Company, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between the parties with respect to the subject matter hereof.

CA, INC.		OPTIONEE

By:
	Name:	Name:
Title:

Appendix A

1.	Prohibited Activities. The Optionee recognizes that the Company is engaged in a highly competitive business and that its customer, employee, licensee, supplier and financial relationships are of a highly sensitive nature. As a reasonable means to protect the Company’s Confidential Information (as defined in the subclause (a) below), investment, relationships, and goodwill, and in consideration for the Option grant, the Optionee agrees that, to the extent permitted by applicable law, the Optionee will not, either during his or her employment or for a period of 12 months following the termination of his or her employment (or such longer period specified below) for any reason engage in any of the following “Prohibited Activities”:

(a)	Engage in any business activity in a Restricted Area that competes with the business activities of the Company and its corporate affiliates about which Optionee either had (i) a job responsibility to promote, or (ii) access to Confidential Information. “Restricted Area” for purposes of this Agreement, means a geographic area that the Optionee served or covered on behalf of the Company at any time within the 18 months preceding the end of his or her employment with the Company. “Confidential Information,” for the purposes of this Agreement, means information, including information that is conceived or developed by the Optionee that is not generally known to the public and that is used by the Company in connection with its business. By way of example, the term “Confidential Information” would include: trade secrets; processes; formulas; research data; program documentation; algorithms; source codes; object codes; know-how; improvements; inventions; techniques; training materials and methods; product information; corporate strategy; sales forecast and pipeline information; research and development; plans or strategies for marketing and pricing; and information concerning existing or potential customers, partners, or vendors. The Optionee understands that this list is not all-inclusive and merely serves as examples of the types of information that falls within the definition of Confidential Information.

(b)	Solicit, call on, service or induce others to solicit, call on or service any “Customer” for the purpose of inducing it to license or lease a product or provide it with services that compete with a product or service offered by the Company. A “Customer,” for purposes of this Agreement, means any person or business entity that licensed or leased a Company product or obtained Company services within the 18 months preceding the end of the Optionee’s employment with the Company and that the Optionee had solicited, called on, or served on the Company’s behalf anytime within that 18-month time period.

(c)	Solicit, call on, or induce others to solicit or call on, any “Prospective Customer” for the purpose of inducing it to license or lease a product or provide it with services which compete with a product or service offered by the Company. A “Prospective Customer,” for purposes of this Agreement, is any person or business entity that the Optionee solicited or called on (whether directly or through another Company agent at the Optionee’s direction) on behalf of the Company anytime within the 12 months preceding the end of the Optionee’s employment with the Company.

(d)	Directly or indirectly through others, hire any employee or contractor of the Company, or solicit or induce, or attempt to solicit or induce, any Company employee or contractor to leave the Company for any reason.

(e)	For any period following the termination of the Optionee’s employment, violate a non-competition, non-solicitation or non-disclosure covenant or agreement between the Optionee and the Company or any Related Company (including, without limitation, the Employment and Confidentiality Agreement signed at or around the time of the Optionee’s hire).

Different restrictions apply if, at or prior to termination, the Optionee was or had been a programmer, software engineer, analyst, support technician, quality assurance technician, technical documentation writer and/or a manager in a research and development capacity. If so, then the Optionee’s obligations under this

Paragraph 1 shall be satisfied if the Optionee does not, for one year following Termination of Employment for any reason, work on any program or product which may be competitive with any program or product of the Company with which the Optionee was involved in a research and development or support capacity anytime within the 18 months preceding the end of the Optionee’s employment with the Company.

2.	Tolling of Covenants in the Event of Breach. In the event the Optionee engages in any of the Prohibited Activities, the time period of the violated covenant(s) shall be tolled throughout the duration of any violation and shall continue until the Optionee has complied with such covenant(s) for a period of 12 consecutive full months.

3.	Injunction. The Optionee acknowledges that, by virtue of the Optionee’s employment with the Company, the Optionee will have access to Confidential Information of the Company, the disclosure of which will irreparably harm the Company. The Optionee further acknowledges that the Company will suffer irreparable harm if the Optionee breaches any of the Optionee’s obligations under this Agreement. Therefore, the Optionee agrees that the Company will be entitled, in addition to its other rights, to enforce the Optionee’s obligations through an injunction or decree of specific performance from a court having proper jurisdiction. Any claims the Optionee may assert against the Company shall not constitute a defense in any injunction action brought by the Company to force the Optionee to keep the promises the Optionee made in this Agreement.

4.	Authorization to Modify Restrictions. The Optionee agrees that the restrictions contained in this Agreement are reasonable. However, if any court having proper jurisdiction holds a particular restriction to be unreasonable, that restriction shall be modified only to the extent necessary in the court’s opinion to make it reasonable and the remaining provisions of this Agreement including without limitation Appendix A shall nonetheless remain in full force and effect. The other provisions of this Agreement are likewise severable.

5.	General.

(a)	The Optionee understands and agrees that, if the Company is successful in a suit or proceeding to enforce any of the terms of this Agreement, the Optionee will pay the Company’s costs of bringing such suit or proceeding, including its reasonable attorney’s fees and litigation expenses (including expert witness and deposition expenses).

(b)	This Agreement shall inure to the benefit of and may be enforced by the Company, its successors and assigns. Except as otherwise permitted by this Agreement, this Agreement is personal to the Optionee and the Optionee may not assign it.

(c)	The Company’s rights under this Agreement shall be in addition to any rights it may have under any other Agreement with Optionee.

(d)	Any failure to enforce the terms of this Agreement with any other employee of the Company shall not be deemed a waiver by the Company to enforce its rights under this Agreement. Further, any waiver by the Company of any breach by the Optionee of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach hereof.